840 Putnam Utilities Growth and Income Fund attachment
4/30/08 Semiannual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A   For the period ended April 30, 2008, Putnam Management has assumed $1,072 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters



72DD1 		Class A	4,693
		Class B	199
		Class C	32

72DD2		Class M	23
		Class R	6
		Class Y	53

73A1		Class A	0.127
		Class B	0.067
		Class C	0.073

73A2		Class M	0.089
		Class R	0.110
		Class Y	0.147

74U1		Class A	36,572
		Class B	2,746
		Class C	501

74U2		Class M	243
		Class R	57
		Class Y	372

74V1		Class A	15.24
		Class B	15.16
		Class C	15.14

74V2		Class M	15.22
		Class R	15.20
		Class Y	15.24

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.